PULSE CLOSES ON $3.5 MILLION REVOLVING CREDIT FACILITY

DENVER – November 10, 2015 – The Pulse Beverage Corporation (“Pulse”) (OTCQX: PLSB), makers of Natural Cabana® Lemonades, Limeades, and Coconut Waters and PULSE® Heart & Body Health functional beverages, announced today it has closed on a $3,500,000 senior secured revolving line of credit facility (“Credit Facility”). Under the terms of the agreement, TCA Global Credit Master Fund, L.P. (“Lender”) has committed to lend a total of $3,500,000. The initial tranche of $650,000 was funded on November 6, 2015.  Following the initial tranche, the Company must meet specific requirement to gain access to an additional $250,000 being held in escrow and must meet specific monthly collateral requirements to further draw upon the Credit Facility. The initial tranche matures November 6, 2016. The Credit Facility is secured by a senior secured interest in all of the Company's assets. In connection with the Credit Facility, the Company also issued 3,000,000 shares of restricted common stock to the Lender. The Company has the right to buy-back these shares by paying $150,000 to the Lender on or before May 6, 2016, six months after issuance.

Robert E. Yates, CEO of Pulse, stated, “We are delighted to have this revolving Credit Facility to fund our growth plans in 2016.”

About TCA Fund Management Group

TCA Fund Management Group, as the Investment Manager for TCA Global Credit Master Fund, acts as an advisor to many small companies from its offices in the United States, United Kingdom and Australia. TCA Fund is a short duration, absolute return fund specializing in senior secured lending to small, mainly listed companies in the U.S., Canada, Western Europe and Australia. The team has a level of domestic and cross-border expertise, long-standing experience and funding innovations, as is reflected in the number of transactions completed. This is a specialist business with an investment approach that fills an important finance gap in many leading markets. TCA Global Credit Master Fund provides a unique conduit for investors seeking uncorrelated returns in the small cap debt universe.

About The Pulse Beverage Corporation

Pulse Beverage Corporation is an emerging beverage company that offers beverage brands that are great tasting, good-for-you, refreshing, low-calorie natural drinks. Combining all-natural ingredients, essential vitamins and minerals, Pulse’s line of beverages provides consumers with high-quality, healthy alternatives at a reasonable price.

For more information, please visit: www.pulsebeverage.com or email info@pulsebeverage.com.
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Forward-Looking Statements http:/ir.pulsebeverage.com/forward-looking- statements

Contact: Broker Relations
Oleg Malyshev
Corporate Project Manager
Acorn Management Partners LLC.
678-736-5676

Contact: Shareholder Relations
Chris Lowe – COO and Director of Shareholder Relations
Shareholders@AcornManagementPartners.com
678-368-4012